August 2, 2016

FOR ADDITIONAL INFORMATION

Media	Investors
Ken Stammen	Randy Hulen
Manager, Communications	Vice President, Investor Relations
(614) 460-5544	(219) 647-5688
kstammen@nisource.com	rghulen@nisource.com

NiSource Reports Second Quarter 2016 Earnings

•	Solid first half performance; company narrows 2016 guidance range

•	Strong start to construction programs supports updated 2016 capital plan at nearly $1.5 billion

•	Orders in NIPSCO electric settlements highlight continued progress on regulatory initiatives

MERRILLVILLE, Ind. - NiSource Inc. (NYSE: NI) today announced, on a GAAP basis, income from continuing operations for the three months ended June 30, 2016 of $28.7 million, or $0.09 per share, compared with a loss of $73.1 million, or $0.23 per share, for the same period in 2015. Operating income was $138.2 million for the three months ended June 30, 2016, compared with $84.4 million for the same period in 2015.
NiSource also reported net operating earnings from continuing operations (non-GAAP) of $26.3 million, or $0.08 per share, for the three months ended June 30, 2016, compared to $1.4 million, or $0.00 per share, for the same period in 2015. Operating earnings (non-GAAP) for the three months ended June 30, 2016 were $134.3 million, compared to $102.7 million for the same period in 2015.
The most significant drivers of NiSource’s financial performance continue to be the impact of its long-term regulatory programs and utility infrastructure investments. Schedules 1 and 2 of this news release contain a reconciliation of non-GAAP earnings to GAAP earnings.
“Just over a year after the separation of our interstate pipeline business, NiSource is well positioned as a premier regulated utility company,” said NiSource President and CEO Joseph Hamrock. “We’ve built on the momentum of recent years and continued to execute on our infrastructure investment programs and regulatory initiatives, including recent settlement approvals in Indiana. I’m more confident than ever that we’ve got the right plan and the right team in place to deliver on the commitments we’ve outlined for customers and shareholders.
“Reflecting that confidence, and the strength of our performance, we now expect to deliver non-GAAP net operating earnings of $1.05 to $1.10 per share for 2016, compared to our original guidance range of $1.00 to $1.10 per share.”
This narrowing of earnings guidance follows a 6.5 percent increase in NiSource’s annual dividend on May 11, 2016, and an upgrade in its credit rating by Fitch Ratings on June 17, 2016. Fitch upgraded NiSource’s credit rating from BBB- to BBB, with a stable outlook. NiSource maintains ratings of BBB+ and Baa2 with stable outlooks at Standard & Poor’s and Moody’s, respectively.
Following a strong start to the construction season, NiSource now expects to complete nearly $1.5 billion in planned utility infrastructure investments in 2016. NiSource’s 2016 earnings guidance provides the starting point for NiSource’s long-term annual non-GAAP earnings per share and dividend growth projections of 4-6 percent annually.
Consistent with past announcements, NiSource reminds investors that it does not provide a GAAP equivalent of its earnings guidance due to the impact of unpredictable factors such as fluctuations in weather, asset sales and impairments, separation transaction-related and other items included in GAAP results.
Additional information for the quarter ended June 30, 2016 is available on the Investors section of www.nisource.com, including segment and financial information and our presentation to be discussed at our second quarter earnings conference call scheduled for Aug. 2, 2016 at 9:00 a.m. ET.
Second Quarter 2016 Operations Highlights
During the quarter, NiSource continued to execute on its well-established utility infrastructure investment strategy designed to improve safety, reliability, service and environmental performance for its customers and communities. The company also made progress on several regulatory initiatives supporting these programs.
Gas Distribution Operations

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Northern Indiana Public Service Company (NIPSCO) continues to execute on its seven-year, approximately $800 million gas infrastructure modernization program to further improve system reliability and safety. Supporting this investment, on June 22, 2016 the Indiana Utility Regulatory Commission (IURC) approved the company’s semi-annual tracker update covering an incremental $72 million of investments, for a total of approximately $146 million, through the end of 2015.

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On May 27, 2016, Columbia Gas of Kentucky filed a request with the Kentucky Public Service Commission to adjust its base rates to recover investments and other costs associated with the company’s ongoing initiatives to improve the overall safety and reliability of its gas distribution system. If approved as filed, the case would increase revenues by $25.4 million annually. A commission decision is expected by the end of the year.

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Columbia Gas of Pennsylvania’s (CPA) base rate case is progressing on schedule and remains pending before the Pennsylvania Public Utility Commission (PUC). The case seeks to adjust CPA’s base rates in support of the company’s continued upgrades and replacement of its infrastructure, and to recover increases in the company’s safety-related operating and maintenance costs. If approved as filed, the case would result in a $55 million annual revenue increase. A PUC order is expected by the end of 2016.

Additionally, CPA opened its new centralized employee training facility. The $10 million, 22,000-square-foot facility is the first of four leading-edge training centers that NiSource companies will build and operate in its service territory by 2018. The facility includes simulators, a safety town and hands-on training designed to meet the needs and build the next generation of utility company employees.

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Columbia Gas of Virginia’s (CVA) base rate case remains pending before the Virginia State Corporation Commission (SCC). The request, filed in April 2016, seeks to adjust CVA’s base rates to recover investments and other costs associated with the company’s ongoing initiatives to improve the overall safety and reliability of its distribution system and to enable increasing demand for service. If approved as filed, the case would result in an annual revenue increase of $37 million. An SCC decision is expected by early next year.

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On July 27, 2016, Columbia Gas of Maryland (CMD) filed a settlement agreement in its base rate case with the staff of the Maryland Public Service Commission (PSC) and the Maryland Office of People’s Counsel which includes an annual revenue increase of $3.7 million and provisions to encourage customer growth. The case, filed in April 2016, seeks to adjust CMD’s base rates to support the continued replacement of aging infrastructure and the adoption of increased pipeline safety upgrades. A PSC order, with new rates in effect, is expected in November 2016.

Electric Operations

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On July 18, 2016, NIPSCO received IURC approval of a collaborative agreement it reached with key stakeholders in its electric base rate case. The approved settlement agreement increases NIPSCO’s annual revenues by $72.5 million, with new rates effective Oct. 1, 2016. The settlement provides a platform for NIPSCO’s continued investments and service improvements for customers.

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On July 12, 2016, the IURC also approved NIPSCO’s settlement in the company’s seven-year electric infrastructure modernization program. The settlement includes the recovery of more than $1.2 billion of investments and remains focused on electric transmission and distribution infrastructure upgrades and replacements designed to improve system safety and reliability.

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NIPSCO’s two major electric transmission projects remain on schedule with anticipated in-service dates in the second half of 2018. The 100-mile 345-kV and 65-mile 765-kV projects are designed to enhance region-wide system flexibility and reliability. Right-of-way acquisition, permitting and engineering are well under way for both projects.

About NiSource
NiSource Inc. (NYSE: NI) is one of the largest fully-regulated utility companies in the United States, serving approximately 3.5 million natural gas customers and 500,000 electric customers across seven states through its local Columbia Gas and NIPSCO brands. Based in Merrillville, Indiana, NiSource’s more than 7,000 employees are focused on safely delivering reliable and affordable energy to our customers and communities we serve. NiSource has been designated a World’s Most Ethical Company by the Ethisphere Institute since 2012 and is a member of the Dow Jones Sustainability - North America Index. Additional information about NiSource, its investments in modern infrastructure and systems, its commitments and its local brands can be found at
www.nisource.com. Follow us at www.facebook.com/nisource, www.linkedin.com/company/nisource or www.twitter.com/nisourceinc. NI-F

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of federal securities laws. These forward-looking statements are subject to various risks and uncertainties. Examples of forward-looking statements in this release include statements and expectations regarding NiSource’s business, performance, infrastructure or utility investments and growth. Factors that could cause actual results to differ materially from the projections, forecasts, estimates, plans and expectations discussed in this release include, but are not limited to, NiSource’s debt obligations; any changes in NiSource’s credit rating; NiSource’s ability to execute its growth strategy; changes in general economic, capital and commodity market conditions; pension funding obligations; economic regulation and the impact of regulatory rate reviews; compliance with environmental laws and the costs of associated liabilities; fluctuations in demand from residential and commercial customers; economic conditions of certain industries; the price of energy commodities and related transportation costs; the reliability of customers and suppliers to fulfill their payment and contractual obligations; potential impairments of goodwill or definite-lived intangible assets; changes in taxation and accounting principles; potential incidents and other operating risks associated with our business; the impact of an aging infrastructure; the impact of climate change; potential cyber-attacks; risks associated with construction and natural gas cost and supply; extreme weather conditions; the ability of subsidiaries to generate cash; uncertainties related to the expected benefits of the separation of Columbia Pipeline Group, Inc. and other matters referenced in the “Risk Factors” section of NiSource’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in other filings with the Securities and Exchange Commission. NiSource expressly disclaims any duty to update, supplement or amend any of its forward-looking statements contained in this release, whether as a result of new information, subsequent events or otherwise, except as required by applicable law.

Regulation G Disclosure Statement
This press release includes financial results and guidance for NiSource with respect to net operating earnings and operating earnings, which are non-GAAP financial measures as defined by the SEC’s Regulation G. The company includes such measures because management believes they permit investors to view the company’s performance using the same tools that management uses and to better evaluate the Company’s ongoing business performance. With respect to such guidance, it should be noted that there will likely be differences between such measures and GAAP equivalents due to various factors, including, but not limited to, fluctuations in weather, the impact of asset sales and impairments, separation transaction-related and other items included in GAAP results. NiSource is not able to estimate the impact of such factors on GAAP earnings and, as such, is not providing earnings guidance on a GAAP basis.

Schedule 1 - Reconciliation of Consolidated Net Operating Earnings (Non-GAAP) to
Income from Continuing Operations (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

(in millions, except per share amounts)	2016	2015	2016	2015
Net Operating Earnings (Non-GAAP)	$26.3	$1.4	$217.1	$180.7
Items Excluded from Operating Earnings:
Net Revenues:
Weather - compared to normal	4.6	(6.8)	(12.6)	15.4
Operating Expenses:
Environmental costs	—	(10.0)	—	(10.0)
Transaction costs	(0.9)	(1.7)	(1.7)	(2.0)
Gain (loss) on sale of assets and impairments, net	0.2	0.2	0.3	(0.1)
Total items excluded from operating earnings	3.9	(18.3)	(14.0)	3.3
Other Income (Deductions):
Loss on early extinguishment of long-term debt	—	(97.2)	—	(97.2)
Income Taxes:
Income taxes - discrete items	—	(3.3)	—	(3.3)
Tax effect of above items	(1.5)	44.3	5.3	35.9
Total items excluded from net operating earnings	2.4	(74.5)	(8.7)	(61.3)
GAAP Income from Continuing Operations	$28.7	$(73.1)	$208.4	$119.4
Basic Average Common Shares Outstanding	321.7	317.5	321.0	317.0
Basic Net Operating Earnings Per Share	$0.08	$—	$0.68	$0.57
Items excluded from net operating earnings (after-tax)	0.01	(0.23)	(0.03)	(0.19)
GAAP Basic Earnings Per Share from Continuing Operations	$0.09	$(0.23)	$0.65	$0.38

Schedule 2 - Reconciliation of Operating Earnings (Non-GAAP) to
Operating Income (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

(in millions)	2016	2015	2016	2015
Operating Earnings (Non-GAAP)	$134.3	$102.7	$533.6	$467.4
Items Excluded from Operating Earnings:
Net Revenues:
Weather - compared to normal	4.6	(6.8)	(12.6)	15.4
Operating Expenses:
Environmental costs	—	(10.0)	—	(10.0)
Transaction costs	(0.9)	(1.7)	(1.7)	(2.0)
Gain (loss) on sale of assets and impairments, net	0.2	0.2	0.3	(0.1)
Total items excluded from operating earnings	3.9	(18.3)	(14.0)	3.3
GAAP Operating Income	$138.2	$84.4	$519.6	$470.7